EXHIBIT 10.4

MASTER LOAN AGREEMENT

This Master Loan Agreement (“Agreement”) is entered into between Airship Kirkland LP (“Lender”), and Airship AI Holdings, Inc. (“Airship”), effective as of September 27, 2024 (the “Effective Date”).  Lender and Airship shall each be referred to as a “Party” and together as the “Parties.”

RECITALS:

WHEREAS, Airship wishes to obtain a loan for working capital from Lender; and

WHEREAS, Lender wishes to offer a loan to Airship, and Airship wishes to receive the loan in exchange for equity consideration from Airship, all pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT:

1. Definitions. When used in capitalized form, the words listed below shall have the meanings ascribed to them in this Section 1:

1.1 “Loan” refers collectively to all loan advances made by Lender to Airship pursuant to this Agreement.

1.2 “Principal” means the principal amount under the Loan, which is a maximum of One Million Five Hundred Thousand ($1,500,000).

1.3 “Promissory Note” means a promissory note(s) documenting the Loan or each Loan and executed by Airship contemporaneously with the Loan. The Promissory Note for the Loan is attached to this Agreement as Exhibit A which is incorporated herein by this reference.

2. General terms.

2.1 Loan. By and subject to the terms of this Agreement, Lender will make the Loan to Airship, said Loan to be evidenced by a Promissory Note of even date. Amounts disbursed to or on behalf of Airship pursuant to the Promissory Note shall be used as working capital.

2.2 Promissory Note. In order to evidence its debt hereunder, Airship agrees to execute and deliver the Promissory Note to Lender.

2.3 No Obligation by Lender to Advance Funds. Under no circumstances whatsoever shall Lender be obligated to make any advances pursuant to this Master Loan Agreement. All advances that may be made pursuant to this Master Loan Agreement shall be made under the full and absolute discretion of Lender.

Loan Agreement – Page 1

3. Purpose.

The Loan is a business loan transaction for the purpose of carrying on the business of Airship (i.e., for working capital), and Airship shall not utilize any of the proceeds of the Loan for the personal, family, agricultural or other purposes of Airship or its members or managers.

4. Loan Disbursement Schedule.

In its full discretion, Lender will disburse the Loan amounts upon execution and delivery of the Promissory Note by Airship.

5. Interest; Repayment and Prepayment.

5.1 Interest. The Loan shall bear interest at 6% as set forth in the Promissory Note on the Principal. Payment of said interest shall be due as set forth in the Promissory Note and in accordance with the terms stated therein.

5.2 Repayment. The Principal amount of the Loan, along with any interest thereon shall be due and payable to Lender as of the earlier of (a) the date(s) set forth in the Promissory Note; or (b) Lender’s demand for full and immediate payment of the entire unpaid principal Loan amount together with any accrued interest. Airship agrees that Lender shall have the right, at its option, to declare the entire balance of the unpaid Principal of the Loan, together with any unpaid interest, to be immediately due and payable in accordance with the terms set forth in the Promissory Note.

5.3 Prepayment. Airship shall have the right to prepay all or any part of the foregoing amounts at any time without penalty.

6. Term.

This Agreement is effective as of the Effective Date and shall continue until completion of Airship’s obligations hereunder.

7. Default.

7.1 Event of Default. Airship shall be in default of this Agreement (an “Event of Default”) upon the occurrence of any of the following:

(a) Airship fails to make the full amount of any payment due under the Promissory Note later than its due date;

(b) Airship fails to pay the entire balance of the unpaid Principal of the Loan, together with any unpaid interest, upon Lender’s demand for full and immediate payment of the same;

(c) Airship makes or authorizes any distributions to any of its members other than a reasonable compensation (as approved by Lender) to an employee who is also a member;

(d) Airship becomes insolvent (i.e., its assets exceed its liabilities) or files a petition in bankruptcy court, or in the event a petition is filed against Airship.

(e) Airship breaches any provision of this Agreement (including but not limited to any representations or warranties) or any other agreement between Airship and Lender.

Loan Agreement – Page 2

7.2 Remedies on Default. Upon an Event of Default, Lender may, at its option, declare Airship to be in default, and declare the unpaid Loan amount (along with any interest) to be due and owing in full. Airship waives any remedies or right to cure that may be provided by law, statute or regulation.

8. Representations and Warranties.

As a material inducement to Lender’s entry into this Agreement, Airship makes to Lender as of the Effective Date and throughout the Term, the following representations and warranties:

(a) Authority/Enforceability. Airship is in compliance with all laws and regulations applicable to its organization, existence and transaction of business and has all necessary rights and powers to engage in the transactions contemplated by the Agreement.

(b) Binding Obligations. Airship is authorized to execute, deliver and perform its obligations under the Agreement and such obligations are and shall continue to be valid and binding obligations of Airship.

(c) Compliance with Laws. Airship has, and at all applicable times shall have obtained, all permits, licenses, exemptions, and approvals necessary to engage in the Agreement, and shall maintain substantial compliance with all governmental requirements applicable to its business, including but not limited to all applicable statutes, laws, regulations and ordinances.

9. Indemnification.

Airship hereby agrees to defend, indemnify and hold harmless Lender, and its employees, agents, successors and assigns from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, attorneys' fees and expenses) which Lender may incur relating to this Agreement and Airship’s actions with respect thereto.

10. Miscellaneous.

10.1 No Partnership or Joint Venture. This Agreement does not create, and will not be interpreted or construed as creating or evidencing, any partnership, franchise, or agency between the Parties or as imposing any partnership, franchise or agency obligation or liability upon either Party, and under no circumstances shall Airship look to Lender as its employer, nor as a partner, agent, or principal. The Parties are at arm’s length, with the sole relationship arising out of this Agreement being that of Airship being a borrower and Lender the lender.

10.2 Notices. Any notice required or authorized to be given pursuant to the terms hereof shall be sufficiently given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or other electronic means, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

Loan Agreement – Page 3

10.3 Attorneys' Fees. Airship shall be liable to Lender (and shall reimburse Lender) for all costs, expenses and fees incurred by Lender in any suit, action, proceeding, bankruptcy case, or bankruptcy adversary proceeding, or appeal, with or without suit, in connection with enforcing Lender’s rights under this Agreement, including, without limitation: (a) attorneys' fees and costs incurred by Lender in advance of suit, action, proceeding, bankruptcy case, or bankruptcy adversary proceeding incurred to analyze or prepare Lender’s claims against Airship, (b) attorneys' fees and costs in connection with any default by Airship relating to the Promissory Note or determination of any rights or remedies of Lender; and (c) attorneys' fees and costs for any actions, proceedings, reviews or appeals therefrom which Lender may institute or in which Lender may appeal or participate.

10.4 Assignment/Delegation. Airship shall not assign any of its rights, nor delegate any obligations, hereunder. Any purported assignment of rights or delegation of duties by Airship shall be null and void and of no force or effect.

10.5 No Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to provide any rights, remedies or benefits to or for any person or entity not a Party to this Agreement, including, but not limited to, clients or customers of Airship.

10.6 Severability. If any provision of this Agreement is held invalid, unenforceable or void, the remainder of the Agreement shall not be affected thereby and shall continue in full force and effect.

10.7 Full Integration; Amendments in Writing. This Agreement constitutes the entire agreement between Airship and Lender relating to the matters set forth herein. No prior or contemporaneous written, oral, and electronic representation, negotiation, or agreement form a part of this Agreement, and this Agreement supersedes all prior written, oral, or electronic agreements between Airship and Lender relating to this Agreement. No amendment, modification, or supplement to this Agreement shall be effective unless it is in writing and signed by an authorized representative of both Parties.

10.8 Counterparts. The Parties may execute this Agreement in two or more counterparts, electronically or by facsimile, which shall, in the aggregate, be signed by each party. Each counterpart shall be deemed an original instrument as against any party who has signed it.

IN WITNESS WHEREOF, the Parties agree to the above terms as of the Effective Date:

Airship Kirkland LP	Airship AI Holdings, Inc.

/s/ Victor Huang	/s/ Derek Xu
By: Victor Huang	By: Derek Xu
Its: General Partner	Its: COO

Loan Agreement – Page 4

EXHIBIT A

FORM OF PROMISSORY NOTE FOR MULTIPLE ADVANCES

Loan Agreement – Page 5